Exhibit (a)(28)

Press Release

ABB Successfully Completes Tender Offer for Baldor Common Stock

Zurich, Switzerland and Fort Smith, Arkansas, USA, January 26, 2011 — ABB Ltd (NYSE: ABB), the leading power and automation technology group, and Baldor Electric Company (NYSE: BEZ), a North American leader in industrial motors, are pleased to announce the successful completion of the cash tender offer for all the outstanding shares of common stock of Baldor by ABB’s subsidiary, Brock Acquisition Corporation. The tender offer, which expired at 5 p.m., New York City time, on January 25, 2011, was made pursuant to the merger agreement entered into between ABB and Baldor as of November 29, 2010.

A total of approximately 42,415,177 shares of common stock of Baldor, which represents 89.38% of the 47,455,713 outstanding shares, were tendered and not withdrawn pursuant to the tender offer, including 2,907,369 shares that were tendered pursuant to notices of guaranteed delivery.  According to the terms of the tender offer, shares that were validly tendered and not validly withdrawn have been accepted for payment.  Brock Acquisition Corporation does not intend to offer a subsequent offering period.

The parties intend to promptly take the steps necessary to complete a “short-form” merger of Brock Acquisition Corporation with Baldor under Missouri law, without a meeting of Baldor shareholders, which may include the exercise by ABB of the “top up” option in accordance with the terms of the merger agreement. ABB expects to complete the short-form merger within the next two weeks. Upon the closing of the short-form merger, ABB will acquire all the remaining Baldor shares for $63.50 and the Baldor shares will no longer be listed on the New York Stock Exchange.

Citi is serving as financial advisor to ABB in connection with the transactions and was the dealer-manager for the tender offer. Kirkland & Ellis LLP is acting as legal counsel to ABB. UBS Financial Services is serving as financial advisor to Baldor in connection with the transactions.  Gibson, Dunn & Crutcher LLP and Thompson Coburn LLP are acting as legal counsel to Baldor.

Any questions regarding the Offer should be directed to MacKenzie Partners, Inc., the information agent for the Offer, at (212) 929-5500 or (800) 322-2885. Questions can also be directed to MacKenzie via e-mail to tenderoffer@mackenziepartners.com.

ABB (www.abb.com) is a leader in power and automation technologies that enable utility and industry customers to improve their performance while lowering environmental impact. The ABB Group of companies operates in around 100 countries and employs about 117,000 people.

Baldor Electric Company (www.baldor.com) markets, designs and manufactures industrial electric motors, mechanical power transmission products, drives and generators. Baldor employs approximately 7,000 people and is headquartered in Fort Smith, Arkansas, USA.

ABB Forward-Looking Statement

This press release contains “forward-looking statements” relating to the acquisition of Baldor by ABB. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect ABB’s business, particularly those identified in the cautionary factors discussion in ABB’s Annual Report on Form 20-F for the year ended Dec. 31, 2009. ABB undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Baldor Forward-Looking Statement

This document contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements contained in this document (generally identified by words or phrases indicating a projection or future expectation such as “assume”, “believe”, “can”, “continue”, “could”, “depend”, “estimate”, “expect”, “forecast”, “future”, “if”, “intend”, “may”, “ongoing”, “pending”, “probable”, “projected”, “should”, “subject to”, “will”, “would”, or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those more described in under “Risk Factors” in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2010 and Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 2, 2010, each of which have been filed with the SEC, as well as: uncertainties as to the timing of the Offer and the Merger (each as defined in the Company’s Form 8-K filed with the SEC on November 30, 2010); uncertainties as to how many of the Company’s shareholders will tender their stock in the Offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, distributors, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by the Company.  Investors and shareholders are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. ABB and its indirect, wholly-owned subsidiary, Brock Acquisition Corporation, have filed a tender offer statement on Schedule TO with the SEC, and Baldor has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Investors and Baldor shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 because they contain important information. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a request to ABB at www.abb.com or at ABB Ltd - Office of the Corporate Secretary — Affolternstrasse 44, P.O. Box 8131 — CH -8050 Zurich / Switzerland.  A copy of the tender offer statement and the solicitation/recommendation statement will be made available to all shareholders of Baldor free of charge at www.Baldor.com or by contacting Baldor at P.O. Box 2400, Fort Smith, Arkansas, telephone number 479-648-5769.

For more information please contact:

ABB Media Relations: Thomas Schmidt (Zurich, Switzerland) Tel: +41 43 317 6568 media.relations@ch.abb.com	ABB Investor Relations: Switzerland: Tel. +41 43 317 7111 USA: Tel. +1 203 750 7743 investor.relations@ch.abb.com	Baldor Media Relations: Tracy Long +1 479 648 57 69 Jason W. Green +1 479 649 51 88 (Fort Smith, USA)